                            CERTIFICATE OF AMENDMENT
                            ------------------------

                                       OF
                                       --

                          CERTIFICATE OF INCORPORATION
                          ----------------------------

                                       OF
                                       --

                                 LHS GROUP INC.
                                 --------------

       LHS Group Inc. (the "Corporation"), a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                                      ONE
                                      ---

     The Board of Directors of the Corporation, at a meeting duly called and held on February 10, 1997, unanimously adopted resolutions approving a proposed amendment to Article 6 of the Certificate of Incorporation of the Corporation and declaring that such amendment be submitted to that stockholders of the Corporation for their approval. Such resolutions approved the deletion of
Article 6 of the Certificate of Incorporation in its entirety and the substitution in lieu thereof of the following:

     6. (a) The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year. At the annual meeting of stockholders in 1997, directors of Class I shall be elected to hold office for a term expiring at the next succeeding annual meeting, directors of Class II shall be elected to hold office for a term expiring at the second succeeding annual meeting, and directors of Class III shall be elected to hold office for a term expiring at the third succeeding annual meeting. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

     (b) The number of directors constituting the whole Board shall be as fixed from time to time by vote of a majority of the whole Board; provided, however, that the number of directors shall not be less than three and that the number shall not be reduced so as to shorten the term of any director in office. The number of directors constituting the whole Board shall hereafter be seven until otherwise fixed by a majority of the whole Board in accordance with the preceding sentence. Any vacancies in the Board for any reason, and any newly created directorships resulting from any increase in the directors, may be filled by the Board, acting by a majority of the directors then in office, or by its sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his successor shall be elected and qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any newly created or eliminated directorships resulting from an increase or decrease in the authorized number of directors shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal as possible.

     (c) Any director, or the entire Board of Directors, may be removed from office at anytime, with or without cause, but only by the affirmative vote of the holders of at least 80% of all classes of stock of the Corporation entitled to vote in the election of directors, considered for the purposes of this Article as one class.

                                      TWO
                                      ---

       The foregoing amendment to delete the present Article 6 of the Certificate of Incorporation and to substitute in lieu thereof a new Article 6 was submitted to the stockholders of the Corporation and approved by unanimous written consent pursuant to Section 228 and 242 of the Delaware General Corporation Law. The foregoing amendment was duly adopted by written consent on May 13, 1997 by the holders of all of the issued and outstanding shares of Common Stock of the Corporation in accordance with the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, LHS Group Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its duly authorized officer as of the 13th day of May, 1997.

                                       LHS GROUP INC.


                                       By: /s/ Dr. Wolf J. Gaede
                                          -------------------------------------
                                           Dr. Wolf J. Gaede
                                           Secretary

                                                                     EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION
                                       OF
                         LHS GROUP HOLDING CORPORATION
     The undersigned incorporator, in order to form a corporation under the General Corporation Law of the State of Delaware (the "General Corporation Law"), certifies as follows:

     1.   Name.  The name of the corporation is LHS Group Holding Corporation
          ----
(the "Corporation").

     2.   Address; Registered Office and Agent.  The address of the
          ------------------------------------
Corporation's registered office is 9 East Loockerman Street, City of Dover, County of Kent, State of Delaware; and its registered agent at such address is National Corporate Research, Ltd.

     3.   Purposes.  The purpose of the Corporation is to engage in any lawful
          --------
act or activity for which corporations may be organized under the General Corporation Law.

     4.   Authorized Capital.  The Corporation is authorized to issue two
          ------------------
classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock that the corporation shall have authority to issue shall be 1,225,000, consisting of 1,000,000 shares of Common Stock, having a par value of one cent ($.01) per share, and 225,000 shares of Preferred Stock, having a par value of one cent ($.01) per share.

          4.1 The shares of Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. The Board of Directors of the Corporation (the "Board") is hereby vested with authority to fix by resolution or resolutions the powers and the designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. Any of the powers and the designations, preferences, rights and qualifications, limitations or restrictions of any such series of Preferred Stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such Preferred Stock adopted by the Board pursuant to the authority vested in it by this Section 4.1, provided that the manner in which such facts shall operate upon any of the powers and the designations, preferences, rights and qualifications, limitations or restrictions of such series of Preferred Stock is clearly and expressly set forth in the resolution or resolutions providing for the issue of such Preferred Stock. The term "facts" as used in the next preceding sentence shall have the meaning given to it in Section 151(a) of the General Corporation Law. Shares of Preferred Stock of any series that have been redeemed (whether through the operation of a sinking fund or otherwise) or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of shares of Preferred Stock.

          4.2 (a) Subject to the provisions of any applicable law or of the By-laws of the Corporation, as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote and except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his or her name on the books of the Corporation.

               (b) Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to receive such dividends and other distributions (other than pursuant to clause (c) below) as from time to time may be declared by the Board.

               (c) Except as otherwise provided by the resolution or resolutions providing for the issue of any series of shares of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

          4.3 Subject to the provisions of this Certificate of Incorporation and except as otherwise provided by law, the stock of the Corporation, regardless of class, may be issued for such consideration and for such corporate purposes as the Board may from time to time determine.

     5.   Name and Mailing Address of Incorporator.  The name and mailing
          ----------------------------------------
address of the incorporator are: Janet B. Lapidus, Esq., c/o Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017.

     6.   Election of Directors.  Members of the Board of Directors of the
          ---------------------
Corporation (the "Board") may be elected either by written ballot or by voice vote.

     7.   Limitation of Liability.  No director of the Corporation shall be
          -----------------------
personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law or (d) for any transaction from which the director derived any improper personal benefits.

     Any repeal or modification of the foregoing provision shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     8.   Indemnification.
          ---------------

          8.1 To the extent not prohibited by law, the Corporation shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding (a "Proceeding"), whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is a legal representative, is or was a director or officer of the Corporation, or, at the request of the Corporation, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges). Persons who are not directors or officers of the Corporation (or otherwise entitled to indemnification pursuant to the preceding sentence) may be similarly indemnified in respect of service to the Corporation or to an Other Entity at the request of the Corporation to the extent the Board at any time specifies that such persons are entitled to the benefits of this Section 8.

          8.2 The Corporation shall, from time to time, reimburse or advance to any director or officer or other person entitled to indemnification hereunder the funds necessary for payment of expenses, including attorneys' fees and disbursements, incurred in connection with any Proceeding, in advance of the final disposition of such Proceeding; provided, however, that, if required by
                                      --------  -------
the General Corporation Law, such expenses incurred by or on behalf of any director or officer or other person may be paid in advance of the final disposition of a Proceeding only upon receipt by the Corporation of an undertaking, by or on behalf of such director or officer (or other person idemnified hereunder), to repay any such amount so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director, officer or other person is not entitled to be indemnified for such expenses.

          8.3 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall not be deemed exclusive of any other rights to which a person seeking indemnification or reimbursement or advancement of expenses may have or hereafter be entitled under any statute, this Certificate of Incorporation, the By-laws of the Corporation (the "By-laws"), any agreement, any vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

          8.4 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall continue as to a person who has ceased to be a director or officer (or other person indemnified hereunder) and shall inure to the benefit of the executors, administrators, legatees and distributees of such person.

          8.5 The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 8, the By-laws or under Section 145 of the General Corporation Law or any other provision of law.

          8.6 The provisions of this Section 8 shall be a contract between the Corporation, on the one hand, and each director and officer who serves in such capacity at any time while this Section 8 is in effect and any other person entitled to indemnification hereunder, on the other hand, pursuant to which the Corporation and each such director, officer, or other person intend to be, and shall be, legally bound. No repeal or modification of this Section 8 shall affect any rights or obligations with respect to any state of facts then or theretofore existing or thereafter arising or any proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          8.7 The rights to indemnification and reimbursement or advancement of expenses provided by, or granted pursuant to, this Section 8 shall be enforceable by any person entitled to such indemnification or reimbursement or advancement of expenses in any court of competent jurisdiction. The burden of proving that such indemnification or reimbursement or advancement of expenses is not appropriate shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or reimbursement or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that such person is not entitled to such indemnification or reimbursement or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or reimbursement or advancement of expenses, in whole or in part, in any such proceeding.

          8.8 Any director or officer of the Corporation serving in any capacity (a) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (b) any employee benefit plan of the Corporation or any corporation referred to in clause (a) shall be deemed to be doing so at the request of the Corporation.

          8.9 Any person entitled to be indemnified or to reimbursement or advancement of expenses as a matter of right pursuant to this Section 8 may elect to have the right to indemnification or reimbursement or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time such indemnification or reimbursement or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or reimbursement or advancement of expenses is sought; provided, however, that if no such notice is given, the right to
        --------  -------
indemnification or reimbursement or advancement of expenses shall be determined by the law in effect at the time indemnification or reimbursement or advancement of expenses is sought.

     9.   Adoption, Amendment and/or Repeal of By-laws.  The Board may from time
          --------------------------------------------
to time adopt, amend or repeal the By-laws of the Corporation pursuant to the terms of such By-laws; provided, however, that any By-laws adopted or amended by
                       --------  -------
the Board may be amended or repealed, and any By-laws may be adopted, by the stockholders of the Corporation, subject to the terms of such By-laws, by vote of a majority of the holders of shares of stock of the Corporation entitled to vote in the election of directors of the Corporation.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation this 19th day of December, 1995.

                                      /s/ Janet B. Lapidus
                                      ----------------------------------
                                      Janet B. Lapidus, Incorporator

                         LHS GROUP HOLDING CORPORATION
                    CERTIFICATE OF THE POWERS, DESIGNATIONS,
                         PREFERENCES AND RIGHTS OF THE
                     SERIES A CONVERTIBLE PREFERRED STOCK,
                            PAR VALUE $.01 PER SHARE

             Pursuant to Section 151 of the General Corporation Law
                            of the State of Delaware


     LHS Group Holding Corporation, a Delaware corporation (the "Corporation"), does hereby certify that pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation (the "Board of Directors") duly adopted by the unanimous written consent of the Board of Directors the following resolution, which resolution remains in full force and effect on the date hereof:

     WHEREAS, the Board of Directors is authorized, within the limitations and restrictions stated in the Certificate of Incorporation of the Corporation, to provide by resolution or resolutions for the powers and designations of each series of Preferred Stock, par value $.01 per share, of the Corporation (the "Preferred Stock"), and the voting powers, full or limited, or without voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are not stated and expressed in the Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the General Corporation Law of the State of Delaware; and

     WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to authorize and fix the terms of a series of preferred stock and the number of shares constituting such series.

     NOW, THEREFORE, BE IT RESOLVED, that there is hereby authorized such series of Preferred Stock on the terms and with the provisions set forth herein:

     1.   Designation and Number of Shares.  The designation of the series of
          --------------------------------
Preferred Stock authorized by this resolution shall be "Series A Convertible Preferred Stock" (the "Series A Preferred Stock"). The authorized number of shares of Series A Preferred Stock shall be 225,000.

     2.   Rank.  The Series A Preferred Stock shall, with respect to rights upon
          ----
the liquidation, winding up and dissolution of the Corporation, rank senior to
(a) all classes of common stock of the Corporation (including, without limitation, the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock")) and (b) each other class or series of Capital Stock of the Corporation hereafter created which does not expressly rank pari passu with or
                                                            ---- -----
senior to the Series A Preferred Stock. All Capital Stock of the Corporation to which the Series A Preferred Stock ranks senior with respect to dividends and upon liquidation, dissolution, winding up or otherwise is collectively referred to herein as the "Junior Securities"; and all Capital Stock of the Corporation authorized by the Board of Directors after the date hereof which may rank on parity as to any one of dividends, or upon liquidation, dissolution, winding up or otherwise and does not rank senior as to any of the same are collectively referred to herein as "Parity Securities."

     3.   Dividends.  Beginning on the date of issuance of the Series A
          ---------
Preferred Stock, if the Board of Directors of the Corporation shall declare a dividend or make any other distribution (including, without limitation, in cash or other property or assets), to holders of shares of Common Stock, then the holders of each share of Series A Preferred Stock shall be entitled to receive, when and as adopted by the Board of Directors, out of funds legally available therefor, a dividend or distribution in an amount equal to the amount of such dividend or distribution received by a holder of the number of shares of Common Stock for which such share of Series A Preferred Stock is convertible on the record date for such dividend or distribution. Any such amount shall be paid to the holders of shares of Series A Preferred Stock at the same time such dividend or distribution is made to holders of Common Stock.

     4.   Liquidation Preference.
          ----------------------

          (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid for each share held thereby, out of the assets of the Corporation available for distribution to its stockholders, an amount in cash equal to $88.89 for each such share outstanding (the "Liquidation Preference") plus an amount in cash equal to all declared and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, before any payment shall be made or any assets distributed to the holders of any shares of Junior Securities. Except as provided in the preceding sentence, holders of the Series A Preferred Stock shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the foregoing liquidation payments payable to the holders of outstanding shares of the Series A Preferred Stock and any Parity Securities, then the holders of all shares of Series A Preferred Stock and any Parity Securities shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Preferred Stock and the holders of outstanding shares of such Parity Securities, if any, are entitled were paid in full. After the holder of all shares of Series A Preferred Stock any Parity Securities shall have been paid in full the amounts to which they are entitled under this paragraph 4, the remaining net assets of the Corporation may be distributed to the holders of Junior Securities. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where such Liquidation Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than ten (10) days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

          (b) For the purposes of paragraph 2 and this paragraph 4, (i) the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Corporation and (ii)(x) the merger or consolidation of the Corporation into or with one or more other corporations or (y) the merger or consolidation of one or more corporations into or with the Corporation, if, in the case of (x) or (y), the stockholders of the Corporation prior to such merger or consolidation do not retain at least a majority of the voting power of the surviving corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Corporation.

     5.   Redemption.  The shares of Series A Preferred Stock shall not be
          ----------
redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

     6.   Voting Rights.
          -------------

          (a) The holders of record of Series A Preferred Stock, except as otherwise required under Delaware law or as set forth in paragraph (b) below, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

          (b) So long as any shares of the Series A Preferred Stock are outstanding, each share of Series A Preferred Stock shall entitle the holder thereof to vote, in person or by proxy, at a special or annual meeting of stockholders, on all matters entitled to be voted on by holders of Common Stock voting together as a single class with other shares entitled to vote thereon. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of votes that such holder would be entitled to cast had such holder converted its shares of Series A Preferred Stock into shares of Common Stock on the record date for determining the stockholders of the Corporation eligible to vote on any such matters.

     7.   Conversion.
          ----------

          (a) Any holder of Series A Preferred Stock shall have the right, at its option, at any time and from time to time, to convert, subject to the terms and provisions of this paragraph 7, any or all of such holder's shares of Series A Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series A Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference divided by (ii) the conversion price of $88.89 per share, subject to adjustment as provided in paragraph 7(d) (the "Conversion Price"), then in effect. Such conversion right shall be exercised by the surrender of the shares of Series A Preferred Stock to be converted to the Corporation at any time during usual business hours at its principal place of business to be maintained by it, accompanied by written notice that the holder elects to convert such shares of Series A Preferred Stock and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Corporation) shall be duly endorsed to the Corporation or in blank, or accompanied by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation duly executed by the holder or its duly authorized legal representative and transfer tax stamps or funds therefor, if required pursuant to paragraph 7(j). All shares of Series A Preferred Stock surrendered for conversion shall be delivered to the Corporation for cancellation and canceled by it and no shares of Series A Preferred Stock shall be issued in lieu thereof.

          (b) As promptly as practicable after the surrender, as herein provided, of any shares of Series A Preferred Stock for conversion pursuant to paragraph 7(a), the Corporation shall deliver to or upon the written order of the holder of such shares of Series A Preferred Stock so surrendered a certificate or certificates representing the number of duly authorized, fully paid and non-assessable shares of Common Stock (including fractional shares thereof) into which such shares of Series A Preferred Stock may be or have been converted in accordance with the provisions of this paragraph 7. Subject to the following provisions of this paragraph and of paragraph 7(d), such conversion shall be deemed to have been made immediately prior to the close of business on the date that such shares of Series A Preferred Stock shall have been surrendered in satisfactory form for conversion, and at such time the rights of the holders of such shares of Series A Preferred Stock shall cease, and the Person or Persons entitled to receive the shares of Common Stock deliverable upon conversion of such shares of Series A Preferred Stock shall be treated for all purposes as having become the record holder or holders of such shares of Common Stock as and after such time, and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no surrender
                                         --------  -------
shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock deliverable upon such conversion as the record holder or holders of such shares of Common Stock while the share transfer books of the Corporation shall be closed (but not for any period in excess of five days), but such surrender shall be effective to constitute the Person or Persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such share transfer books are open, and such conversion shall be deemed to have been made at, and shall be made at the Conversion Price in effect at, such time on such next succeeding day.

          (c) To the extent permitted by law, when shares of Series A Preferred Stock are converted, all dividends declared and unpaid on the shares of Series A Preferred Stock so converted to the date of conversion shall be immediately due and payable and must accompany the shares of Common Stock issued upon such conversion.

          (d) The Conversion Price shall be subject to adjustment as follows:

              (i) In the event that the Corporation shall at any time or from time to time (w) pay a dividend or make a distribution (other than a dividend or distribution paid or made to holders of shares of Series A Preferred Stock in the manner provided in paragraph 3) on its outstanding shares of Common Stock in Capital Stock, (x) subdivide the outstanding shares of Common Stock into a larger number of shares, (y) combine its outstanding shares of Common Stock into a smaller number of shares or (z) issue any shares of its Capital Stock in a reclassification of the Common Stock, then, and in each such case, the Conversion Price in effect immediately prior to such event shall be proportionately adjusted (and any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series A Preferred Stock thereafter surrendered for conversion shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series A Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph 7(d)(i) shall become effective retroactively (x) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective. If after an adjustment pursuant to this paragraph 7(d)(i), a holder may receive shares of two or more classes of securities of the Corporation upon conversion, the Board of Directors shall determine in good faith the allocation of the adjusted Conversion Price between the classes of securities to the extent practicable and consistent with this Certificate of Designations. After such allocation, the Conversion Price of each class of securities shall thereafter be subject to adjustment on terms as nearly equivalent as may be practicable to the adjustment provided for in this paragraph 7. Such adjustment shall be made successively whenever any event listed above shall occur.

              (ii) In case the Corporation shall at any time or from time to time distribute to all holders of shares of its Common Stock (including any such distribution made in connection with a consolidation or merger in which the Corporation is the resulting or surviving corporation and the Common Stock is not changed or exchanged) cash, evidences of indebtedness of the Corporation or another issuer, securities of the Corporation or another issuer or other assets (excluding dividends or distributions paid or made to holders of shares of Series A Preferred Stock in the manner provided in paragraph 3, and dividends payable in shares of Common Stock for which adjustment is made under paragraph 7(d)(i) or rights or warrants to subscribe for or purchase securities of the Corporation (excluding those distributions in respect of which an adjustment in the Conversion Price is made pursuant to paragraph 7(d)(i)), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Current Market Price of the Common Stock on the record date referred to below and (y) the denominator of which shall be such Current Market Price of the Common Stock less the then Fair Market Value (as determined by the Board of Directors) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed or of such subscription rights or warrants applicable to one share of Common Stock (but such denominator not to be less than one); provided, however, that no
                                                --------  -------
adjustment shall be made with respect to any distribution of rights to purchase securities of the Corporation if the holder of shares of Series A Preferred Stock would otherwise be entitled to receive such rights upon conversion at any time of shares of Series A Preferred Stock into Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

              (iii) In the case the Corporation, at any time or from time to time, shall take any action affecting its Common Stock similar to or having an effect similar to any of the actions described in any of paragraph 7(d)(i) or paragraph 7(d)(ii), inclusive, or paragraph 7(h) (but not including any action described in any such paragraph) and the Board of Directors in good faith determines that it would be equitable in the circumstances to adjust the Conversion Price as a result of such action, then, and in each such case, the Conversion Price shall be adjusted in such manner and at such time as the Board of Directors of the Corporation in good faith determines would be equitable in the circumstances (such determination to be evidenced in a resolution, a certified copy of which shall be mailed to the holders of the shares of Series A Preferred Stock).

              (iv) Notwithstanding anything herein to the contrary, no adjustment under this paragraph 7(d) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price. Any adjustment to the Conversion Price carried forward and not theretofore made shall be made immediately prior to the conversion of any shares of Series A Preferred Stock pursuant hereto.

          (v) Notwithstanding anything herein to the contrary, no adjustment under this paragraph 7(d) shall be made upon the grant of options to employees or directors of the Corporation pursuant to benefit plans approved by the Board of Directors.

          (e) If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

          (f) Upon any increase or decrease in the Conversion Price, then, and in each such case, the Corporation promptly shall deliver to each registered holder of Series A Preferred Stock at least five (5) Business Days prior to effecting any of the foregoing transactions a certificate, signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

          (g) In case of any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination), or in case of any consolidation or merger of the Corporation with or into another Person (other than a consolidation or merger in which the Corporation is the resulting or surviving Person and which does not result in any reclassification or change of outstanding Common Stock), or in case of any sale or other disposition to another Person of all or substantially all of the assets of the Corporation which is effected in such a way that holders of Common Stock are entitled to receive stock or other securities or property (including, without limitation, cash) (any of the foregoing, a "Transaction"), the Corporation, or such successor or purchasing Person, as the case may be, shall execute and deliver to each holder of Series A Preferred Stock at least ten (10) Business Days prior to effecting any of the foregoing Transactions a certificate that the holder of each share of Series A Preferred Stock then outstanding shall have the right thereafter to convert such share of Series A Preferred Stock into the kind and amount of shares of stock or other securities (of the Corporation or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such share of Series A Preferred Stock could have been converted immediately prior to such Transaction.

          (h) In case at any time or from time to time:

              (w) the Corporation shall declare a dividend (or any other distribution) on its shares of Common Stock;

              (x) the Corporation shall authorize the granting to the holders of its Common Stock or rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any other rights or warrants (excluding shares of Capital Stock or rights for Capital Stock issued pursuant to an employee benefit plan of the Corporation);

              (y) there shall be any reclassification of the Common Stock (other than a subdivision or combination of the outstanding shares of Common Stock), or any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or any sale or other disposition of all or substantially all of the assets of the Corporation; or

              (z) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall mail to each holder of shares of Series A Preferred Stock at such holder's address as it appears on the transfer books of the Corporation, as promptly as possible but in any event at least ten (10) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution or grant of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or grant of rights are to be determined, or (B) the date on which such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reclassification, consolidation, merger, sale, conveyance, dissolution, liquidation or winding up.

          (i) The Corporation shall at all times reserve and keep available for issuance upon the conversion of the Series A Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series A Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversation of all outstanding shares of Series A Preferred Stock.

          (j) The issuance or delivery of certificates for Common Stock upon the conversion of shares of Series A Preferred Stock shall be made without charge to the converting holder of shares of Series A Preferred Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered in the respective names of, or (subject to compliance with the applicable provisions of federal and state securities laws) in such names as may be directed by, the holders of the shares of Series A Preferred Stock converted; provided, however, that the Corporation shall not be required
                 --------  -------
to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the holder of the shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver such certificate unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Corporation the amount of such tax or shall have established to the reasonable satisfaction of the Corporation that such tax has been paid.

     8.   Automatic Conversion.  Each share of Series A Preferred Stock shall
          --------------------
automatically be converted into shares of Common Stock at the then applicable Conversion Price prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement under the Securities Act covering at least the offer and sale of shares of Common Stock for the account of the Corporation resulting in the aggregate net proceeds to the Corporation in excess of $15,000,000. In the event of such offering, the Person(s) entitled to receive the shares of Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted the Series A Preferred Stock until immediately prior to the closing of such offering, except that any such Person may convert its shares of Series A Preferred Stock at an earlier time in accordance with paragraph 7(a).

     9.   Certain Remedies.  Any registered holder of Series A Preferred Stock
          ----------------
shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Certificate of Designations and to enforce specifically the terms and provisions of this Certificate of Designations, this being in addition to any other remedy to which such holder may be entitled at law or in equity.

     10.  Reissuance of Series A Preferred Stock.  Shares of Series A Preferred
          --------------------------------------
Stock that have been issued and reacquired in any manner, including shares purchased or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock (other than Series A Preferred Stock).

     11.  Business Day.  If any payment shall be required by the terms hereof to
          ------------
be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

     12.  Definitions.  As used in this Certificate of Designations, the
          -----------
following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa),
                                                                ---- -----
unless the context otherwise requires:

     "Board of Directors" means the Board of Directors of the Corporation.

     "Business Day" means any day except a Saturday, a Sunday, or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

     "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock and any and all rights, warrants or options exchangeable for or convertible into such capital stock (but excluding any debt security that is exchangeable for or convertible into such capital stock).

     "Common Stock" shall have the meaning ascribed to it in paragraph 2 hereof.

     "Corporation" shall have the meaning ascribed to it in the first paragraph of this Resolution.

     "Current Market Price" per share shall mean, on any date specified herein for the determination thereof, (a) the average of the daily Market Price of the Common Stock for those days during the period of thirty (30) Trading Days through and including the date ending one Business Day prior to such date, and
(b) if the Common Stock is not then listed or admitted to trading on any national securities exchange or quoted in the over-the-counter market, the Market Price on such date.

     "Fair Market Value" shall mean the amount which a willing buyer would pay a willing seller in an arm's-length transaction.

     "Junior Securities" shall have the meaning ascribed to it in paragraph 2 hereof.

     "Liquidation Preference" shall have the meaning ascribed to it in paragraph 4 hereof.

     "Market Price" shall mean, per share of Common Stock on any date specified herein: (a) the closing price per share of the Common Stock on such date published in the Wall Street Journal or, if no such closing price on such date is published in the Wall Street

Journal, the average of the closing bid and asked prices on such date, as officially reported on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if the Common Stock is not then listed or admitted to trading on any national securities exchange but is designated as a national market system security by the NASD, the last trading price of the Common Stock on such date; or (c) if there shall have been no trading on such date or if the Common Stock is not so designated, the average of the reported closing bid and asked prices of the Common Stock on such date as shown by NASDAQ and reported by any member firm of the New York Stock Exchange, Inc. selected by the Corporation. If none of (a), (b) or (c) is applicable, Market Price shall mean the Fair Value of the Common Stock determined by a panel of three independent appraisers, which shall be nationally recognized investment banking firms or nationally recognized experts experienced in the valuation of corporations. Within five (5) Business Days after notice of the necessity of such calculation shall have been delivered by the Corporation to the holders of Series A Preferred Stock, the holders of a majority of the shares of Series A Preferred Stock (the "Majority Stockholders") and the Board of Directors shall each designate one such appraiser that is willing and able to conduct such determination. If either the Majority Stockholders or the Board of Directors fails to make such designation within such period, then the other party that has made the designation shall have the right to make the designation on its behalf. The two appraisers designated shall, within a period of five (5) Business Days after the designation of the second appraiser, agree to designate a third appraiser. The three appraisers shall conduct their determination as promptly as practicable, and the Fair Value of the Common Stock shall be the average of the determination of the two appraisers that are closer to each other than the determination of the third appraiser, which third determination shall be discarded; provided, however, that if the determination of two appraisers
           --------  -------
are equally close to the determination of the third appraiser, then the Fair Value of the Common Stock shall be the average of the determination of all three appraisers. Such determination shall be final and binding on the Majority Stockholders and the Company. The Majority Stockholders shall be responsible for the fees and expenses of the appraiser designated by or on behalf of such Majority Stockholders, and the Company for the fees and expenses of the appraiser designated by or on behalf of the Board of Directors. The Majority Stockholders and the Company shall each share half the fees and expenses of the appraiser designated by the appraisers. For the purposes of this definition, the "Fair Value" of the Common Stock means the fair market value of the Common Stock determined in accordance with this definition based upon all considerations that the appraisers determine to be relevant.

     "NASD" shall mean the National Association of Securities Dealers, Inc.

     "NASDAQ" shall mean the National Market System of the National Association of Securities Dealers, Inc. Automated Quotations System.

     "Parity Securities" shall have the meaning ascribed to such term in paragraph 2 hereof.

     "Person" means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental body or other entity of any kind.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

     "Senior Securities" shall have the meaning ascribed to such term in paragraph 2 hereof.

     "Series A Preferred Stock" shall have the meaning ascribed to it in paragraph 1 hereof.

     "Trading Day" shall mean a day on which the national securities exchanges are open for trading.

     IN WITNESS WHEREOF, LHS GROUP HOLDING CORPORATION has caused this certificate to be duly executed by its Chief Executive Officer and President this 21st day of December, 1995.

                              LHS GROUP HOLDING CORPORATION


                              By: /s/ Hartmut Lademacher
                                  -------------------------------------
                                  Name:  Hartmut Lademacher
                                  Title: Chief Executive Officer and
                                         President

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                         LHS GROUP HOLDING CORPORATION


     LHS GROUP HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     1. The name of the Corporation is LHS GROUP HOLDING CORPORATION. The date of filing of its Certificate of Incorporation with the Secretary of State was December 19, 1995.

     2. The first paragraph of Article 4 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "4.  Authorized Capital.  The Corporation is authorized to issue two
               ------------------
     classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock that the corporation shall have authority to issue shall be 2,225,000, consisting of 2,000,000 shares of Common Stock, having a par value of one cent ($.01) per share, and 225,000 shares of Preferred Stock, having a par value of one cent ($.01) per share.

     3. This amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, LHS GROUP HOLDING CORPORATION has caused this Certificate of Amendment to be signed by Hartmut Lademacher, its Chief Executive Officer, President and Chairman of the Board, this 15th day of July, 1996.


                                   LHS GROUP HOLDING CORPORATION


                                   By  /s/ Hartmut Lademacher
                                      ----------------------------------
                                       Hartmut Lademacher
                                       Chief Executive Officer,
                                       President and Chairman of the
                                       Board

ATTEST:

       /s/ Wolf Gaede
--------------------------------
Name:  Dr. Wolf Gaede

                        CERTIFICATE OF AMENDMENT OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                         LHS GROUP HOLDING CORPORATION

                     ______________________________________

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

                    _______________________________________

     LHS Group Holding Corporation, a Delaware corporation (the "Corporation"), does hereby certify as follows:

     FIRST: Section 1 of the Corporation's Certificate of Incorporation is hereby amended by deleting in its entirety the present Section 1 and substituting in lieu thereof the following new Section 1:

          "1.  Name.  The name of the corporation is LHS Group Inc. (the
               ----
"Corporation")."

     SECOND:  The foregoing amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Wolf Gaede has caused this Certificate to be duly executed in its corporate name this 30th day of July, 1996 and affirms that the statements made herein are true under penalties of perjury.

                                       LHS GROUP HOLDING CORPORATION

                                       By:  /s/ Wolf Gaede
                                           -----------------------------
                                            Name:  Wolf Gaede
                                            Title:  Secretary

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                                LHS GROUP, INC.

     LHS GROUP, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

     1. The name of the Corporation is LHS Group, Inc. (formerly LHS Group Holding Corporation). The date of filing of its Certificate of Incorporation with the Secretary of State was December 19, 1995.

     2. The first paragraph of Article 4 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "4.  Authorized Capital.  The Corporation is authorized to issue two
               ------------------
     classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of stock that the corporation shall have authority to issue shall be 40,225,000, consisting of 40,000,000 shares of Common Stock, having a par value of one cent ($.01) per share, and 225,000 shares of Preferred Stock, having a par value of one cent ($.01) per share."

     3. This Amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, LHS Group, Inc. has caused this Certificate of Amendment to be signed by Hartmut Lademacher, its Chief Executive Officer, President and Chairman of the Board, this 14th day of October, 1996.


                                     LHS GROUP, INC.


                                     By   /s/ Hartmut Lademacher
                                        ---------------------------------
                                          Hartmut Lademacher
                                          Chief Executive Officer,
                                          President and Chairman of the Board

ATTEST:

       /s/ Jerry W. Braxton
-----------------------------------
Name:  Jerry W. Braxton

                                     -23-